Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and Chief Financial Officer (615) 665-1283

AMSURG CORP. ANNOUNCES PROPOSED PUBLIC OFFERINGS OF

COMMON STOCK AND MANDATORY CONVERTIBLE PREFERRED STOCK,

SERIES A-1

NASHVILLE, Tenn. – (June 23, 2014) – AMSURG Corp. (NASDAQ: AMSG) today announced that it is concurrently offering 8,500,000 shares of its common stock and 1,250,000 shares of its Mandatory Convertible Preferred Stock, Series A-1, each in a separate registered public offering, subject to market and other conditions. The common stock and mandatory convertible preferred stock offerings are separate public offerings made by separate prospectus supplements. Neither offering is contingent upon the other offering or upon the consummation of the recently announced transaction between AMSURG and Sheridan Healthcare Inc. (the “Sheridan Transaction”).

AMSURG’s Mandatory Convertible Preferred Stock, Series A-1, has an offering price of $100 per share and will automatically convert into shares of AMSURG common stock on July 1, 2017. The dividend rate and the conversion terms of the mandatory convertible preferred stock will be determined by negotiations between AMSURG and the underwriters.

AMSURG intends to use the net proceeds from these offerings, together with shares of its common stock to be issued in the Sheridan Transaction, additional debt financing and cash on hand, to finance the consideration to be paid to consummate the Sheridan Transaction, as well as repay borrowings under AMSURG’s existing credit facility, repay the outstanding balance of its senior secured notes due 2020 and pay fees and expenses related to the Sheridan Transaction. If for any reason the Sheridan Transaction does not close or closes for reduced consideration, then AMSURG expects to use any remaining net proceeds from these offerings to repay outstanding indebtedness and for general corporate purposes. AMSURG intends to grant the underwriters in each respective offering a 30-day option to purchase up to an additional 1,275,000 shares of its common stock and up to an additional 187,500 shares of its Mandatory Convertible Preferred Stock, Series A-1.

Citigroup, SunTrust Robinson Humphrey, Barclays, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and Raymond James are the joint book-running managers for the common stock and Mandatory Convertible Preferred Stock, Series A-1, offerings, and BMO Capital Markets, Piper Jaffray & Co. and Cantor Fitzgerald & Co. are the co-managers for the common stock and Mandatory Convertible Preferred Stock, Series A-1, offerings.

The offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a

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AMSG Announces Proposed Public Offerings

June 23, 2014

prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by contacting Citigroup at the following address: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: prospectus@citi.com or toll free at 1-800-831-9146. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the Sheridan Transaction and the proposed offerings and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “predicts,” or the negative of these words or phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AMSURG’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AMSURG disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AMSURG’s future results, performance or the Sheridan Transaction, see the section entitled “Risk Factors” in AMSURG’s preliminary prospectus supplement filed with the SEC on June 23, 2014.

About AMSURG Corp.

AMSURG Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. As of March 31, 2014, AMSURG owned and operated 242 centers.

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